Exhibit 4.2

NEWMARKET CORPORATION,

as Issuer

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of March 18, 2021

This FIRST SUPPLEMENTAL INDENTURE, dated as of March 18, 2021 (this “First Supplemental Indenture”), is made and entered into by and between NewMarket Corporation, a Virginia corporation (the “Company”), and Wells Fargo Bank, National Association, a national banking association duly organized and existing under the federal laws of the United States, as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee have entered into an Indenture, dated as of March 18, 2021 (the “Indenture”), providing for the issuance from time to time of Securities in series;

WHEREAS, Section 9.01 of the Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Indenture without the consent of any Holder (as defined below) to establish the form or terms of Securities of any series under the Indenture; and

WHEREAS, the Company has duly authorized the creation of a series of Securities denominated its “2.700% Senior Notes due 2031” in an initial aggregate principal amount of $400,000,000 (the “Notes”);

WHEREAS, the entry into this First Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture;

WHEREAS, the Company has duly authorized the execution and delivery of this First Supplemental Indenture and requested that the Trustee execute and deliver this First Supplemental Indenture, and all things necessary have been done to make the Notes, when executed by the Company and authenticated and delivered hereunder and duly issued by the Company, the valid obligations of the Company, and to make this First Supplemental Indenture a valid agreement of the Company, in accordance with their and its terms.

NOW, THEREFORE, in consideration of the premises and purchase of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of the Notes and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee as follows:

ARTICLE I

CERTAIN PROVISIONS OF GENERAL APPLICATION

SECTION 1.01 Definitions.

For all purposes of the Indenture and this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(1)	the terms defined in this Section 1.01 have the meanings assigned to them below;

(2)

the words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Indenture and this First Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

(3)	capitalized terms used but not defined herein are used as they are defined in the Indenture; and

(4)	any term defined both in the Indenture and in this First Supplemental Indenture shall have the meaning set forth in this First Supplemental Indenture.

“Attributable Indebtedness” with respect to a Sale/Leaseback Transaction means, as of the time of determination, (i) if the obligation with respect to such Sale/Leaseback Transaction is a Finance Lease Obligation, the amount of such obligation determined in accordance with GAAP and included in the financial statements of the lessee or (ii) if the obligation with respect to such Sale/Leaseback Transaction is not a Finance Lease Obligation, the total Net Amount of Rent required to be paid by the lessee under such lease during the remaining term thereof (including any period for which the lease has been extended), discounted from the respective due dates thereof to such determination date at the rate per annum borne by the Notes compounded semi-annually.

“Change of Control” means the occurrence of any of the following after the date of issuance of the Notes:

(1)

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than to the Company or one of its Subsidiaries;

(2)

the consummation of any transaction, including without limitation any merger or consolidation, the result of which is that a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(3)	the adoption of a plan relating to the liquidation or dissolution of the Company; or

(4)

the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B)

immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the Beneficial Owner of 50% or more of the voting power of the Voting Stock of the surviving or transferee Person.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control solely because the Company shall become a direct or indirect wholly-owned subsidiary of a holding company if the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction.

“Change of Control Offer” has the meaning set forth in Section 2.03(a) hereof.

“Change of Control Payment” has the meaning set forth in Section 2.03(a) hereof.

“Change of Control Payment Date” has the meaning set forth in Section 2.03(b) hereof.

“Change of Control Triggering Event” means, with respect to the Notes, (i) the rating of the Notes by two of the three Rating Agencies is lowered at any time during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by the Company of any Change of Control (or pending Change of Control), and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), and (ii) the Notes are rated below Investment Grade by two of the three Rating Agencies on any day during the Trigger Period.

Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized (assuming for this purpose that the Notes matured on the Par Call Date), at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Consolidated Net Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its Subsidiaries for the total assets (less accumulated depletion, depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, after giving effect to purchase accounting and after deducting therefrom, to the extent included in total assets, in each case as determined on a consolidated basis in accordance with GAAP (without duplication): (i) the aggregate amount of liabilities of the Company and its Subsidiaries that may properly be classified as current liabilities (including taxes accrued as estimated); (ii) current Indebtedness and current maturities of long-term Indebtedness; (iii) minority interests in the Company’s Subsidiaries held by Persons other than the Company or a wholly-owned Subsidiary of the Company; and (iv) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Finance Lease Obligation” means an obligation that is required to be accounted for as a finance lease (and, for the avoidance of doubt, not an operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a finance lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Fitch” means Fitch Ratings, Inc., also known as Fitch Ratings, and any successor to its rating agency business.

“GAAP” means generally accepted accounting principles in the United States as in effect as of the date on which the Notes are issued, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“Indebtedness” means, with respect to any Person on any date of determination, indebtedness for borrowed money.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), a rating of BBB- or better by Fitch (or the equivalent under any successor rating category of Fitch) and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company under the circumstances permitting the Company to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agency.”

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Net Amount of Rent” as to any lease for any period means the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as payable under such lease subsequent to the first date upon which it may be so terminated.

“Par Call Date” has the meaning set forth in Section 2.02(b) hereof.

“Principal Property” means the Company’s corporate headquarters or any manufacturing plant or other similar facility (including Production Machinery and Equipment located thereon), warehouse, distribution facility or research, development, and testing facility, owned or leased by the Company or any Subsidiary which is located within the United States, the gross book value of which exceeds 1% of Consolidated Net Tangible Assets.

“Production Machinery and Equipment” means production machinery and equipment in the applicable Principal Property used directly in the production of the Company’s or any Subsidiary’s products.

“Rating Agencies” means Moody’s, S&P and Fitch; provided that if any of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, the Company may appoint another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act as a replacement for such Rating Agency.

“Real Estate Subsidiary” means any of the following subsidiaries of the Company: Gamble’s Hill, LLC, Gamble’s Hill Lab, LLC, Gamble’s Hill Landing, LLC (HQ), Gamble’s Hill Third Street, LLC, Gamble’s Hill Tredegar, LLC, Lewistown Road, LLC, Old Town, LLC and 207 Grande, LLC.

“Reference Treasury Dealer” means (1) each of BofA Securities, Inc. and J.P. Morgan Securities LLC, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer; and (2) any three other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

“Regular Record Date” has the meaning set forth in Section 2.01 hereof.

“Remaining Scheduled Payments” means, with respect to any Note, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to the Notes, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned on the date of issuance of the Notes or thereafter acquired whereby the Company or any of its Subsidiaries transfers such property to a Person and the Company or any of its Subsidiaries leases it from such Person.

“Treasury Rate” means, with respect to any redemption date for the Notes, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue (assuming for this purpose that the Notes matured on the Par Call Date), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

SECTION 1.02 Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 1.03 Governing Law.

This First Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said State.

ARTICLE II

THE NOTES

SECTION 2.01 Title and Terms.

There are hereby created under the Indenture a series of Securities known and designated as the “2.700% Senior Notes due 2031” of the Company. The aggregate principal amount of Notes that may be authenticated and delivered under this First Supplemental Indenture is initially limited to $400,000,000.

The Company may, subject to the applicable requirements of Section 3.01 of the Indenture, without notice to or the consent of the Holders of the Notes, issue in separate offerings additional notes having the same ranking, interest rate, maturity and other terms as the Notes (other than the date of issuance, price to public and, under certain circumstances, the initial interest payment date). Any such additional notes, together with the Notes, will form a single series of Securities under the Indenture; provided that if any such additional notes are not fungible with the Notes for U.S. federal income tax purposes, such additional notes will be issued with a different CUSIP number (or other applicable identifying number).

The Stated Maturity for payment of principal of the Notes shall be March 18, 2031. The Notes shall bear interest at the rate of 2.700% per annum, from March 18, 2021 or the most recent interest payment date to which interest has been paid or duly provided for, payable semi-annually in arrears on March 18 and September 18 of each year (commencing September 18, 2021), to the Persons in whose names the Notes are registered at the close of business on March 3 and September 3 whether or not a Business Day, as the case may be, next preceding such interest payment date (each, a “Regular Record Date”), until principal thereof is paid or made available for payment.

The Notes shall be initially issued in the form of a Global Security and the Depositary for the Notes shall be The Depository Trust Company, New York, New York. The original issue date of the Notes shall be March 18, 2021, and the Notes shall not constitute Original Issue Discount Securities under the Indenture.

Except as provided in Section 2.03 hereof, the Company shall have no obligation to redeem, purchase or repay the Notes pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of a Holder thereof.

The Notes shall be in registered book-entry form and shall be issuable in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Notes shall not be guaranteed or secured by any collateral and shall rank equally with the Company’s other unsecured senior indebtedness.

The Notes shall be subject to Article VIII of the Base Indenture.

The Notes shall be in the form attached hereto as Exhibit A.

SECTION 2.02 Optional Redemption.

(a) The provisions of Article XI of the Indenture, as supplemented by the provisions of this First Supplemental Indenture, shall apply to the Notes.

(b) On or after December 18, 2030 (which is the date that is three months prior to the Stated Maturity for payment of principal of the Notes, the “Par Call Date”), the Notes will be redeemable, as a whole or in part, at the option of the Company at any time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the principal amount being redeemed to the date of the redemption. At any time prior to the Par Call Date, the Notes may be redeemed, as a whole or in part, at the option of the Company at a redemption price equal to the greater of:

(i) 100% of the principal amount to be redeemed; and

(ii) the sum of the present values of the Remaining Scheduled Payments thereon that would be due if the Notes matured on the Par Call Date, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus, in either case, accrued and unpaid interest, if any, on the principal amount being redeemed to the date of redemption.

Unless the Company defaults in payment of the redemption price, on and after the applicable redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

SECTION 2.03 Purchase upon a Change of Control Triggering Event.

(a) Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, unless the Company has exercised its right to redeem the Notes in full by giving irrevocable notice to the Trustee in accordance with the Indenture, each Holder of the Notes will have the right to require the Company to purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.

(b) Unless the Company has exercised its right to redeem the Notes, within 30 days following the date upon which the Change of Control Triggering Event occurred with respect to the Notes or, at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company will be required to send, by first class mail, (or with respect to Global Securities, to the extent permitted or required by Applicable Procedures of the Depositary, send electronically) a notice to each Holder of the Notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. The notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days after the date the notice is mailed or sent, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior or sent to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

(c) On the Change of Control Payment Date, the Company will, to the extent lawful:

(i) accept or cause a third party to accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit or cause a third party to deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased and that all conditions precedent to the Change of Control Offer and to the purchase by the Company of Notes pursuant to the Change of Control Offer have been complied with.

(d) The Company will not be required to make a Change of Control Offer with respect to the Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all the Notes properly tendered and not withdrawn under its offer.

(e) The Company will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under this Section 2.03 by virtue of any such conflict.

SECTION 2.04 Limitation on Liens.

Except as provided below, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or permit to exist any Indebtedness secured by a Lien on any Principal Property or any shares of stock of or any Indebtedness of any Subsidiary, whether owned on the date of issuance of the Notes or thereafter acquired, unless the Company contemporaneously secures the Notes equally and ratably with (or prior to) such Indebtedness, except that the foregoing restrictions shall not apply to Indebtedness secured by:

(1)	Liens on any property, shares of stock or Indebtedness of any Person existing at the time such Person becomes a Subsidiary;

(2)	Liens on property or shares of stock existing at the time of acquisition of such property or stock by the Company or a Subsidiary;

(3)

Liens to secure (a) the payment of all or any part of the price of acquisition, construction, alteration, expansion, repair or improvement of property, assets or stock by the Company or a Subsidiary or (b) any Indebtedness incurred by the Company or a Subsidiary prior to, at the time of or within 180 days after the later of the acquisition or completion of construction, alteration, expansion, repair or improvements of such property (including any improvements on an existing property), which Indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof or construction, alteration, expansion, repair or improvements thereon; provided, however, that, in the case of any such acquisition, construction, alteration, expansion, repair or improvement, the Lien shall not apply to any property theretofore owned by the Company or a Subsidiary, other than, in the case of any such construction, alteration, expansion, repair or improvement, any theretofore substantially unimproved real property on which the property or improvement so constructed is located;

(4)	Liens securing Indebtedness of the Company or a Subsidiary owing to the Company or a Subsidiary;

(5)

Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or a Subsidiary or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to the Company or a Subsidiary;

(6)

Liens on property of the Company or a Subsidiary in favor of the United States or any state thereof, or any department, agency or instrumentality or political subdivision of the United States or any state thereof, or in favor of any other country or any political subdivision thereof, or any department, agency or instrumentality of such country or political subdivision, to secure partial progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens;

(7)	Liens existing as of the date hereof;

(8)	Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any of its Subsidiaries;

(9)

Liens to banks arising from the issuance of letters of credit issued by such banks (“issuing banks”) which constitute borrowed money on the following: (a) any and all shipping documents, warehouse receipts, policies or certificates of insurance and other documents accompanying or relative to drafts drawn under any credit, and any draft drawn thereunder (whether or not such documents, goods or other property be released to or upon the order of the Company or any Subsidiary under a security agreement or trust or bailee receipt or otherwise), and the proceeds of each and all of the foregoing; (b) the balance of every deposit account, now or at the time hereafter existing, of the Company or any Subsidiary with the issuing banks, and any other claims of the Company or any Subsidiary against the issuing banks; and all property claims and demands and all rights and interests therein of the Company or any Subsidiary and all evidences thereof and all proceeds thereof which have been or at any time will be delivered to or otherwise come into the issuing bank’s possession, custody or control, or into the possession, custody or control of any bailee for the issuing bank or of any of its agents or correspondents for the account of the issuing bank, for any purpose, whether or not for the express purpose of being used by the issuing bank as collateral security or for the safekeeping or for any other or different purpose, the issuing bank being deemed to have possession or control of all of such property actually in transit to or from or set apart for the issuing bank, any bailee for the issuing bank or any of its correspondents acting in its behalf, it being understood that the receipt at any time by the issuing bank, or any of its bailees, agents or correspondents, or other security, of whatever nature, including cash, will not be deemed a waiver of any of the issuing bank’s rights or powers hereunder; (c) all property shipped under or pursuant to or in connection with any credit or drafts drawn thereunder or in any way related thereto, and all proceeds thereof; or (d) all additions to and substitutions for any of the property enumerated above in this subsection;

(10)

Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Liens referred to in clauses (1) through (9) above; provided, however, that the principal amount of Indebtedness so secured shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Liens so extended, renewed or replaced (plus improvements and construction on such property);

(11)

Liens securing the payment of taxes and special assessments, either not yet due or the validity of which is being contested by the Person being charged in good faith by appropriate proceedings, and as to which it has set aside on its books adequate reserves to the extent required by GAAP;

(12)

deposits or Liens securing property or shares of stock under workers’ compensation, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

(13)

any attachment Lien being contested in good faith and by proceedings promptly initiated and diligently conducted, unless the attachment giving rise thereto will not, within sixty days after the entry thereof, have been discharged or fully bonded or will not have been discharged within sixty days after the termination of any such bond;

(14)

any judgment Lien, unless (a) the judgment it secures will not, within sixty days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or will not have been discharged within sixty days after the expiration of any such stay or (b) the judgment it secures would result in an Event of Default under Section 5.01 of the Indenture;

(15)	easements, rights-of-way, zoning restrictions and other restrictions, charges or encumbrances not materially interfering with the ordinary conduct of the business;

(16)	any Lien securing Indebtedness of a Person which is a Successor Company to the Company to the extent permitted by Section 8.01 of the Indenture; and

(17)

any Liens on the real property owned or leased by any Real Estate Subsidiaries not used or useful in the business of the Company or on the equity interests in a Real Estate Subsidiary in each case securing Indebtedness of a Real Estate Subsidiary.

Notwithstanding the foregoing, the Company and its Subsidiaries may, without securing the Notes, create, incur, issue, assume, guarantee or permit to exist any Indebtedness secured by a Lien, other than those permitted pursuant to clauses (1) through (17) above, if, after giving pro forma effect to the Incurrence of such Indebtedness (and the receipt and application of the proceeds thereof) or the securing of outstanding Indebtedness, the sum of (without duplication) (i) all Indebtedness of the Company and its Subsidiaries secured by Liens (other than those Liens permitted pursuant to clauses (1) through (17) above) and (ii) all Attributable Indebtedness in respect of Sale/Leaseback Transactions with respect to any Principal Property, at the time of determination, does not exceed 15% of Consolidated Net Tangible Assets.

SECTION 2.05 Limitation on Sale/Leaseback Transactions.

The Company shall not, and shall not permit any of its Subsidiaries to, enter into any Sale/Leaseback Transaction with respect to any Principal Property other than any such Sale/Leaseback Transaction involving a lease for a term of not more than three years or any such Sale/Leaseback Transaction between the Company and one of its Subsidiaries or between the Company’s Subsidiaries, unless (i) the Company or such Subsidiary would be entitled to create a Lien on such Principal Property securing Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction without securing the Notes pursuant to Section 2.04 hereof or (ii) the Company, within six months from the effective date of such Sale/Leaseback Transaction, applies to the voluntary defeasance or retirement (excluding retirements of Notes and other Indebtedness ranking pari passu with the Notes as a result of conversions, pursuant to mandatory sinking funds or mandatory prepayment provisions or by payment at maturity) of Notes or other Indebtedness ranking pari passu with the Notes an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction.

SECTION 2.06 Events of Default.

Pursuant to Section 5.01(h) of the Indenture, the term “Event of Default” with respect to the Notes shall include, in addition to those events specified in Section 5.01(a) through (g) of the Indenture, the following events:

(1)

Indebtedness of the Company or any Subsidiary of the Company is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default, the total amount of such Indebtedness unpaid or accelerated exceeds $75.0 million or the United States dollar equivalent thereof at the time and such default remains uncured or such acceleration is not rescinded for 30 days after the date on which written notice specifying such failure and requiring the Company to remedy the same has been given, by registered or certified mail or by overnight courier guaranteeing next day delivery, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes at the time outstanding, provided that such Event of Default or event of default will be remedied, cured or waived if the default that resulted in the acceleration of such other indebtedness is remedied, cured or waived; and

(2)

any judgment or decree for the payment of money in excess of $75.0 million or the United States dollar equivalent thereof at the time is entered against the Company or any Subsidiary of the Company by a court or courts of competent jurisdiction, which judgment is not covered by insurance, and is not discharged and either (1) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (2) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged or waived or the execution thereof stayed and, in either case, such default continues for 30 days after the date on which written notice specifying such failure and requiring the Company to remedy the same has been given, by registered or certified mail or by overnight courier guaranteeing next day delivery, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes at the time outstanding.

ARTICLE III

MISCELLANEOUS

SECTION 3.01 Defeasance.

The Notes shall be subject to Article XIII of the Indenture and, if the Company shall effect a covenant defeasance with respect to the Notes pursuant to Section 13.03 of the Indenture, the Company shall, for the avoidance of doubt, cease to have any obligation to comply with the covenants set forth in Sections 2.04 and 2.05 hereof.

SECTION 3.02 Confirmation of Indenture.

The Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument.

SECTION 3.03 Concerning the Trustee.

The Trustee assumes no duties, responsibilities or liabilities by reason of this First Supplemental Indenture other than as set forth in the Indenture. The Trustee makes no representations and shall not be responsible for the validity or sufficiency of this First Supplemental Indenture, the Notes or for or in respect of the recitals contained herein. All of the provisions contained in the Indenture in respect of the rights, powers, privileges, and immunities of the Trustee shall be applicable in respect of this First Supplemental Indenture as fully and with like force and effect as though set forth in full herein. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

NEWMARKET CORPORATION

By:	/s/ Cameron D. Warner, Jr.
Name: Cameron D. Warner, Jr.
Title: Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patrick Giordano
Name: Patrick Giordano
Title: Vice President

EXHIBIT A

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY SECURITY AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR OR IN LIEU OF, THIS SECURITY SHALL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

NEWMARKET CORPORATION

2.700% Senior Note Due 2031

$[•]

No. R-[•]	CUSIP No. 651587 AG2

NewMarket Corporation, a Virginia corporation (herein called the “Issuer,” which term includes any successor Person under the Indenture hereinafter referred to) as obligor, for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of [•] DOLLARS ($[•]) on March 18, 2031, and to pay interest thereon from March 18, 2021, or from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually on March 18 and September 18 of each year, commencing September 18, 2021, at the rate of 2.700% per annum, until the principal hereof is paid or made available for payment. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Issuer shall also pay interest on overdue principal or installments of interest at such rate. The interest so payable, and punctually paid or duly provided for, on any interest payment date will, as provided in the Indenture, be paid to the Person in whose name this Note is registered as of the Regular Record Date. Any interest on this Note which is payable, but is not punctually paid or duly provided for, on the dates and in the manner provided in this Note and the Indenture shall forthwith cease to be payable to the Holder hereof on the Regular Record Date, and such Defaulted Interest may be paid by the Issuer to the Person in whose name this Note is registered at the close of business on the Special Record Date as provided for in the Indenture.

Subject to the provisions of the Indenture, payment of interest on this Note shall be made at the corporate trust office of the Trustee or, at the option of the Issuer, by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or by wire transfer to an account designated by the Holder, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to herein by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

Dated:	NEWMARKET CORPORATION

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

Dated:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[REVERSE OF GLOBAL NOTE]

This Note is one of a duly authorized issue of securities of the Issuer (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of March 18, 2021 (the “Base Indenture”), between the Issuer and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of March 18, 2021 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Issuer and the Trustee, and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof (the “Notes”). All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

On or after December 18, 2030 (which is the date that is three months prior to the Stated Maturity for payment of principal of the Notes, the “Par Call Date”), the Notes will be redeemable, as a whole or in part, at the option of the Company at any time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, on the principal amount being redeemed to the date of the redemption. At any time prior to the Par Call Date, the Notes may be redeemed, as a whole or in part, at the option of the Issuer at a redemption price equal to the greater of (a) 100% of the principal amount to be redeemed and (b) the sum of the present values of the Remaining Scheduled Payments thereon that would be due if the Notes matured on the Par Call Date, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus, in either case, accrued and unpaid interest, if any, on the principal amount being redeemed to the date of redemption. Unless the Issuer defaults in payment of the redemption price, on and after the applicable redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, unless the Issuer has exercised its right to redeem the Notes in full, by giving irrevocable notice to the Trustee in accordance with the Indenture, each Holder of the Notes will have the right to require the Issuer to purchase all or a portion of the Notes pursuant to a Change of Control Offer, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of the Holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.

Unless the Issuer has exercised its right to redeem the Notes, within 30 days following the date upon which the Change of Control Triggering Event occurred with respect to the Notes or, at the Issuer’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Issuer will be required to send by first class mail (or, to the extent permitted or required by Applicable Procedures of the Depositary, send electronically), a notice to each Holder of the Notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. The notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days after the date the notice is mailed or sent, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed or sent prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(i) accept or cause a third party to accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit or cause a third party to deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased and that all conditions precedent to the Change of Control Offer and to the purchase by the Issuer of Notes pursuant to the Change of Control Offer have been complied with.

The Issuer will not be required to make a Change of Control Offer with respect to the Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Issuer and such third party purchases all the Notes properly tendered and not withdrawn under its offer.

The Issuer will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Issuer will comply with those securities laws and regulations and will not be deemed to have breached its obligations under Section 2.03 of the First Supplemental Indenture by virtue of any such conflict.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of the Notes or certain restrictive covenants and Events of Default with respect to the Notes, in each case upon compliance with certain conditions set forth in the Indenture. Such provisions shall be applicable to this Note.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of and interest on this Note may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, with the consent of Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series affected by such supplemental indenture, the Issuer and the Trustee at any time to enter into an indenture or supplemental indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of Securities of such series under the Indenture. The Indenture also permits, with certain exceptions as therein provided, prior to the acceleration of the maturity of the Securities of any series, the Holders of a majority in aggregate principal amount of the Securities of that series at the time Outstanding may, on behalf of the Holders of all the Securities of that series, waive any past default or Event of Default and its consequences for that series specified in the terms thereof. Any such consent or waiver by the Holder of any such Security shall be conclusive and binding upon such Holder and upon all future Holders of such Security and of any Security issued upon the registration of transfer hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon such Security.

As provided in and subject to the provisions of the Indenture, no Holder of any Security will have any right to institute any action or proceeding upon or under or with respect to the Indenture, for the appointment of a receiver or trustee or for any other remedy, unless (i) such Holder previously has given to the Trustee written notice of an Event of Default with respect to the Securities of such series and of the continuance thereof, (ii) Holders of not less than 25% in aggregate principal amount of the Outstanding Securities of such series have made written request to the Trustee to institute such action or proceeding with respect to such Event of Default and have offered to the Trustee such security or indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby and (iii) the Trustee, for 60 days after its receipt of such notice, request and offer of security or indemnity, has failed to institute such action or proceeding and no direction inconsistent with such written request has been given to the Trustee during such 60-day period by Holders of a majority in aggregate principal amount of the Outstanding Securities of that series. The foregoing shall not apply to any suit instituted by the Holder of a Security for the enforcement of any payment of principal hereof or interest hereon on or after the respective due dates expressed therein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

The Notes are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Prior to due presentation for registration of transfer of this Note, the Issuer, the Trustee, any Paying Agent or any Security Registrar may deem and treat the Person in whose name this Note is registered as the absolute owner hereof for all purposes, whether or not this Note shall be overdue, and none of the Issuer, the Trustee, any Paying Agent or any Security Registrar shall be affected by notice to the contrary.